EXHIBIT 4.3
                             ALLSTAR SYSTEMS, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

1.    PURPOSE OF THE PLAN

      The purpose of the ALLSTAR SYSTEMS, INC. 1997 EMPLOYEE STOCK
PURCHASE PLAN (the "PLAN") is to furnish to eligible employees an incentive to advance the best interests of ALLSTAR SYSTEMS, INC. (the "COMPANY") by providing a method whereby they may voluntarily purchase stock of the Company at a favorable price and upon favorable terms. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "CODE").

2.    ADMINISTRATION OF THE PLAN

      The Plan shall be administered by a committee (the "COMMITTEE") of two or more directors of the Company appointed by the Board of Directors of the Company (the "BOARD"). Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time, the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members to fill any vacancies.

      Subject to the provisions of the Plan, the Committee shall interpret the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the Committee.

      Notwithstanding any provision in the Plan to the contrary, no member of the Committee shall be eligible to participate in the Plan during the term of his or her membership on the Committee. No person shall be eligible to serve on the Committee unless such a person is then (i) a "DISINTERESTED PERSON" within the meaning of Rule 16b-3(c)(2)(i) of the Securities and Exchange Commission, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), if and as such Rule is then in effect and (ii) an "OUTSIDE DIRECTOR" within the meaning of Section 162(m) of the Code.

      No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with
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the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

3.    ELIGIBILITY

      All employees of the Company and those of any present or future subsidiary corporations of the Company (within the meaning of Section 424(f) of the Code), except for employees whose customary employment is less than 20 hours per week or for not more than five months in any calendar year, shall be eligible to participate in the Plan; PROVIDED, HOWEVER, no employee who owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its parent or subsidiary corporation (within the meaning of Section 423(b) of the Code) shall be eligible to participate in the Plan. For purposes of the 5% stock ownership test, the attribution rules of Section 424(d) of the Code shall apply with respect to stock ownership of individuals.

4.    STOCK SUBJECT TO THE PLAN

      Subject to the provisions of paragraph 10 (relating to adjustment upon changes in stock), the aggregate number of shares which may be purchased under the Plan shall not exceed 100,000 shares of the Company's authorized common stock, par value $.01 per share ("STOCK"), which shares may be authorized but unissued shares or treasury shares or both. If any restricted shares purchased under the Plan shall be forfeited for any reason, such shares shall again be available for grant under the Plan.

5.    PURCHASE OF SHARES

      (a)   GENERAL STATEMENT

      Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer all eligible employees the right to purchase shares of Stock at a price of 85% of the fair market value (as defined below) per share of stock on the date on which either (a) the Company purchases the shares for sale to the employee if the Committee elects to issue treasury shares or (b) the date of the payroll deduction if the Committee elects to issue authorized but unissued shares, whichever is applicable (each of which dates is hereinafter referred to as a "DATE OF PURCHASE").

            (i) The Committee may, in its absolute and sole discretion, elect to have the Company purchase outstanding shares of Stock for purchase by participants (defined below) under the Plan. If the Committee so determines to issue such treasury shares to participants purchasing Stock under the Plan, then the dollar amount of the participant's purchase shall equal (i) the stated percentage of the participant's (defined below) eligible compensation (as defined below) authorized by such participant in accordance with subparagraph 6(b),

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      multiplied by (ii) such participant's eligible compensation for the pay period (determined as of the date of the payroll deduction in accordance with subparagraph 5(b)), divided by eighty five percent (85%). The dollar amount used by the Company for such purchases may be rounded up or down to enable the Company to purchase whole numbers of shares. In the case of rounding, any excess funds remaining when the Company has rounded down shall be held by the Plan in an account in accordance with paragraph 11 hereof for the benefit of the participant and any excess shares purchased by the Company in the case of rounding up shall be held by the Company as treasury shares for future purchases under the Plan. The number of whole shares of Stock purchased by the participant shall equal the dollar amount determined in accordance with this subparagraph 5(a)(i), divided by the fair market value per share of the Stock on the date of purchase.

      (ii) If the Committee determines to issue authorized but unissued shares of stock, then the number of whole shares of Stock purchased by the participant shall equal (i) the stated percentage of the participant's eligible compensation authorized by such participant in accordance with subparagraph 6(b), multiplied by (ii) such participant's eligible compensation for the pay period (determined as of the date of the payroll deduction in accordance with subparagraph 5(b)), divided by (ii) eighty-five percent (85%) of the fair market value per share of Stock as of the date of the payroll deduction, rounded down to the nearest whole share of Stock.

      (b)   ELECTION TO PARTICIPATE; PAYROLL DEDUCTION AUTHORIZATION

      Except as provided in subparagraph 6(e), an eligible employee may participate in the Plan only by means of payroll deduction. Each eligible employee who elects to participate in the Plan shall deliver to the Company during the calendar month immediately preceding the first day of each fiscal year (the "ANNIVERSARY DATE") a written payroll deduction authorization in a form prepared by the Company, whereby the employee gives notice of his or her election to participate in the Plan (the "PARTICIPANT") as of the next following fiscal year, and whereby the employee designates a stated percentage to be deducted from his or her eligible compensation (defined below) for each of the Company's pay days and paid into the Plan for his or her account. Unless, in accordance with subparagraph 5(c), the Committee determines otherwise, the stated percentage may not be less than two percent (2%), nor greater than fifteen percent (15%), of the amount of eligible compensation (defined below) from which the deduction is made; PROVIDED, HOWEVER, such stated percentage shall not exceed the $25,000 limitation stated in subparagraph 6(d) for any fiscal year.

      The term "ELIGIBLE COMPENSATION" means base rate of pay or base monthly salary on the date of grant. "ELIGIBLE COMPENSATION" does not include management incentives and bonuses, overtime, extended work-week premiums, or other special payments, fees, or allowances.

      (c)   CHANGES IN PAYROLL AUTHORIZATION

      The payroll deduction authorization referred to in subparagraph 5(b) may be reduced or increased on the first day of each fiscal quarter by the employee by giving written notice to the

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Company that the employee's payroll deduction with respect to such quarterly period shall thereafter be reduced or increased to a specified percentage (subject to the limitations set forth in subparagraphs 5(b) and (d)), of the employee's eligible compensation. Notwithstanding anything contained herein to the contrary, the Committee, in its absolute and sole discretion, may permit a participant to reduce his payroll deduction to a percentage of zero. Any reduction or increase shall be irrevocable for the quarterly period in which it was made.

      (d)   $25,000 LIMITATION

      No employee may purchase shares under the Plan to the extent such purchases under the Plan and under all other employee stock purchase plans of the Company and its parent corporation and subsidiary corporations would exceed $25,000 of the fair market value of the Stock (determined at and as of each date of purchase) for each calendar year in which the employee participates in the Plan.

      (e)   LEAVES OF ABSENCE

      During leaves of absence (including military or sick leave or other bona fide leaves of absence) approved by the Company not exceeding 90 days and meeting the requirements of Treasury Regulation ss. 1.421-7(h)(2), a participant may continue participation in the Plan by cash payments to the Company on the participant's normal pay days equal to the reduction in the participant's payroll deductions caused by his or her leave.

6.    ISSUANCE OF SHARES

      (a)   GENERAL STATEMENT

      Unless a participant gives written notice to the Company to withdraw from the Plan pursuant to paragraph 7, each participant in the Plan automatically and without any act on the participant's part shall be deemed to have purchased on each date of purchase that number of whole shares of Stock as determined in accordance with subparagraph 5(a). Of the shares purchased by the participant on the date of purchase, eighty-five percent (85%) of such shares shall be immediately vested and the Company shall deliver a stock certificate to the participant in accordance with subparagraph 6(c). The remaining fifteen percent (15%) of shares purchased on any date of purchase shall be restricted shares and shall be issued in accordance with subparagraph 6(d). The shares of restricted stock issued under the Plan shall vest cumulatively as follows: twenty percent (20%) of the shares shall vest on the first anniversary date immediately following the date of purchase, and twenty percent (20%) of the shares shall vest on such date each year thereafter until all such shares are vested. All restricted shares shall be subject to the following restrictions; PROVIDED, HOWEVER, that upon the occurrence of a vesting date with respect to a share of restricted stock, such share shall vest and the restrictions shall cease to apply to such share:

            (i) Prior to the vesting of restricted shares, no transfer of a participant's rights with respect to such shares, whether voluntary or involuntary, by operation of law or otherwise,

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      shall vest the transferee with any interest or right in or with respect to such share, but immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the participant and the transfer shall be of no force or effect.

      (b)   "FAIR MARKET VALUE" DEFINED

      For all purposes under the Plan, the "FAIR MARKET VALUE" of a share of Stock on any date shall be (i) the closing sales price on the immediately preceding business day of a share of Stock as reported on the principal securities exchange on which shares of Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Stock on the immediately preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Stock shall not be so reported, the fair market value of a share of Stock shall be determined by the Committee in its absolute discretion.

      (c)   DELIVERY OF STOCK CERTIFICATES FOR IMMEDIATELY VESTED SHARES

      All shares purchased by participants pursuant to the Plan shall be held of record by the Plan; PROVIDED, HOWEVER, that each participant shall for all purposes be the beneficial owner (as that term is defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of that number of shares purchased by him. The Company shall, as soon as practicable following the receipt of a written notice by the participant, cause to be issued a stock certificate issued in the participant's name for the number of immediately vested whole shares of Stock purchased as of that date, which certificate shall be delivered as soon as practicable following the date of receipt by the Company of such notice. The Company shall issue to the participant a receipt evidencing the shares held beneficially by him which are held of record by the Plan pursuant to this subparagraph 6(c). In the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any participant in the Plan except to return to the participant the amount of the balance in his or her account.

      (d)   DELIVERY OF STOCK CERTIFICATES FOR RESTRICTED SHARES

      All shares purchased by participants pursuant to the Plan shall be held of record by the Plan; PROVIDED, HOWEVER, that each participant shall for all purposes be the beneficial owner (as that term is defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of that number of shares purchased by him. The Company shall, reasonably promptly after the receipt of written notice by a participant requesting the issuance of a stock certificate evidencing his restricted shares, cause to be issued a stock certificate, registered in the participant's name, evidencing the number of whole restricted shares of Stock. The Company shall not cause to be issued such a stock certificate unless

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it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

      THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE ALLSTAR SYSTEMS, INC. 1997 STOCK PURCHASE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND ALLSTAR SYSTEMS, INC. A COPY OF THE PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF ALLSTAR SYSTEMS, INC., 6401 SOUTHWEST FREEWAY, HOUSTON, TEXAS 77074.

      Such legend shall not be removed from the certificate evidencing such shares until such shares vest pursuant to the terms hereof.

            (i) Each certificate issued pursuant to Section 6(d) hereof, together with the stock powers relating to the restricted shares evidenced by such certificate, shall be held by the Company. The Company shall issue to the participant a receipt evidencing the certificates held by it which are registered in the name of the participant.

            (ii) Upon the vesting of restricted shares pursuant to the terms hereof, the restrictions of Section 6(a)(i) shall cease to apply to such shares. Reasonably promptly after restricted shares vest pursuant to the terms hereof and a written request by the participant, the Company shall cause to be issued and delivered to the participant a certificate evidencing such share, free of the legend set forth in subparagraph 6(d) hereof; PROVIDED, HOWEVER, that such delivery shall be effected for all purposes when the Company shall have deposited such certificate in the United States mail, addressed to the participant.


7.    WITHDRAWAL FROM THE PLAN

      (a)   GENERAL STATEMENT

      Any participant may withdraw in whole from the Plan at any time and partial withdrawals shall not be permitted; PROVIDED, that a reduction of a participant's payroll deduction to a percentage of zero, when permitted by the committee in accordance with subparagraph 5(c), shall not constitute a withdrawal, either in whole or in part, under this subparagraph 7(a). A participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the balance in the participant's account under the Plan; and thereupon, automatically and without any further act on his or her part, the participant's payroll deduction authorization and the participant's interest in the Plan shall terminate and any restricted shares which have not then vested shall be forfeited and all rights of the participant to such restricted shares shall terminate.

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      (b)   ELIGIBILITY FOLLOWING WITHDRAWAL

      A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the fiscal year during which the participant withdrew (provided that the participant is otherwise eligible to participate in the Plan at such time). Notwithstanding the foregoing, if the withdrawing participant is subject to Section 16 of the Exchange Act, such participant shall not again be eligible to participate in the Plan until six months after the date of his or her withdrawal.

8.    TERMINATION OF EMPLOYMENT

      (a)   TERMINATION OF EMPLOYMENT OTHER THAN BY RETIREMENT OR DEATH

      If the employment of a participant terminates other than by retirement or death, his participation in the Plan automatically and without any act on his or her part shall terminate as of the date of the termination of the participant's employment. The Company shall promptly refund to the participant the amount of the balance in the participant's account under the Plan, and thereupon his interest in the Plan shall terminate and any restricted shares which have not then vested shall be forfeited and all rights of the participant to such restricted shares shall terminate.

      (b)   TERMINATION BY RETIREMENT

      If a participant retires on or after his attainment of age 65, his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of the participant's employment. The Company shall promptly refund to the participant the amount of the balance in the participant's account under the Plan, and thereupon his interest in the Plan shall terminate and any restricted shares which have not then vested, to the extent not forfeited pursuant to any provision hereof, shall vest in full on the date of such termination. Any certificates theretofore held by the Company pursuant to subparagraphs 6(c) or (d) shall be delivered to the participant as soon as practicable after the date of such termination, free of any restrictive legends thereon.

      (c)   TERMINATION BY DEATH

      If the employment of a participant is terminated by the participant's death, his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of the participant's employment. The Company shall promptly refund to the participant the amount of the balance in the participant's account under the Plan, and thereupon his interest in the Plan shall terminate and any restricted shares which have not then vested, to the extent not forfeited pursuant to any provision hereof, shall vest in full on the date of such termination. Any certificates theretofore held by the Company pursuant to subparagraphs 6(c) or (d) shall be delivered to the participant as soon as practicable after the date of such termination, free of any restrictive legends thereon.

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9.    NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUED

      With respect to shares of Stock purchased by a participant, a participant shall not be deemed to be a stockholder, and the participant shall not have any of the rights or privileges of a stockholder until a certificate for shares has been issued to the participant.

10.   CHANGES IN STOCK ADJUSTMENTS

      Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, combinations, or reclassification of shares, appropriate action will be taken by the Board to adjust accordingly the number of shares subject to the Plan.

      If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes a new plan for this Plan, the date of vesting for all restricted shares shall be accelerated to dates fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and any amounts held for the account of participants shall be distributed immediately.

11.   PLAN EXPENSES; USE OF FUNDS; NO INTEREST PAID

      The expenses of the Plan shall be paid by the Company. All funds received or held by the Company under the Plan shall be held in trust. No interest shall be paid to any participant or credited to his account under the Plan.

12.   TERM OF THE PLAN

      The Plan was adopted by the Board on October 23, 1997, which date shall be the effective date of the Plan, subject to stockholder approval. If not terminated sooner under the provisions of paragraph 14, the Plan shall terminate and no further purchases shall be made under the Plan at the EARLIER of (i) the expiration of ten years from the date of its adoption by the Board, or (ii) the point in time when no shares of Stock reserved for issuance under the Plan are available.

13.   AMENDMENT OR TERMINATION OF THE PLAN

      The Board in its discretion may terminate the Plan at any time. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares available for issuance under the Plan (other than as a result of the anti-dilution provisions of paragraph 11), change the class of individuals eligible to participate under the Plan, extend the term of the Plan, cause the Plan to fail to meet the requirements Section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan without the approval of the stockholders of the Company.

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14.   SECURITIES LAWS

      The Company shall not be obligated to issue any Stock pursuant the Plan at any time when the shares subject to the Plan have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares.

15.   WITHHOLDING TAXES

      Whenever shares of Stock which were received upon purchase under the Plan are disposed of within one year from the date of purchase under the Plan (within the meaning of Section 423(a)(1)), the Company shall have the right to require the participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding and payroll tax requirements, if any, attributable to such disposition prior to authorizing such disposition or permitting the delivery of any certificate or certificates with respect thereto.

16.   NO RESTRICTION ON CORPORATE ACTION

      Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

17.   MISCELLANEOUS

      Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.

      The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Texas, without regard to its conflicts of law provisions, except as superseded by applicable the laws of the United States.

      If any date of purchase or other date defined herein upon which action is to be taken by the Company, the Committee or a participant shall fall on a Saturday, Sunday or holiday, then such action may be taken by the respective party on the first business day following.

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